Exhibit 10.4

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (“Amendment”) to that certain Employment Agreement, dated June 6, 2001 (“Agreement”), by and between Aether Holdings Inc. (the “Company”), as the assignee of Aether Systems, Inc., and David Reymann (“Executive” or “you”), is made on May 5, 2006 (the “Effective Date”).

WHEREAS, the Company and the Executive desire to amend the Agreement in certain respects, in light of changes to the Company’s business that have occurred since the Agreement was originally entered into; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has reviewed and approved this Amendment and the changes to the Agreement that it will effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1.               Amendments.

A.            The definition of the term “Change In Control,” which is contained in the section of the Agreement entitled “Equity,” shall be amended by (1) deleting the word “or” at the end of clause (v), (2) deleting the period at the end of clause (vi), (3) adding “; or” in place of the period, and (4) adding the following new clause (vii):

(vii)         the occurrence of a Trigger Event (as such term is defined in that certain Restricted Stock Agreement by and between you and the Company, dated May 5, 2006), to the extent not duplicative of an event set forth in subclauses (i) through (vi) above.

B.            The second sentence of the first paragraph of the section of the Agreement entitled “Good Reason” shall be amended and restated to read in its entirety as follows:

“Good Reason” for this purpose means (i) a decrease in your Salary below the greater of the then current annual amount thereof and $180,000, or a failure by the Company to pay material compensation due and payable to you in accordance with the terms of this Agreement or any other applicable agreement or instrument governing the payment of compensation to you as an employee; (ii) a material diminution of your responsibilities, positions or titles from those set forth in this Agreement, including ceasing to be the Chief Financial Officer of the Company (or its ultimate parent following a Change in Control); (iii) the Company requiring you to be based at any office or location more than 30 miles from the Baltimore, Maryland area; or (iv) a material breach of this Agreement by the Company.

C.            The second paragraph of the section of the Agreement entitled “Severance” shall be amended and restated to read in its entirety as follows:

make a lump-sum severance payment to you in an amount equal to the greater of  (a) two times the amount of your annual Salary, as then in effect, or (b) $360,000 within thirty (30) days after employment ends; provided that, subject to the following sentence, any lump sum payment shall be made on the date that is, with respect to severance in the event of termination without Cause, the first regular payroll date 30 days from the date of termination, or that is, with respect to termination for Good Reason, the first regular payroll date (based on the Company’s payroll practices in effect as of the Effective Date) that is subsequent to seven (7) months after the date of termination (but in any event in accordance with the terms of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), or such shorter period that is permissible in order for such payment not to be considered “nonqualified deferred compensation” under Section 409A of the Code as determined by the compensation committee in its sole discretion. In the event that the Company determines, in good faith, that any payments described in this paragraph would otherwise violate the provisions of Section 409A(a)(2)(B) of the Code and the Treasury Regulations promulgated thereunder (prohibiting certain distributions to “key employees” before six (6) months after the date of separation from service), then such payments shall not be made during such six (6) month period, but rather the cumulative amount of such payments otherwise due and not paid during such six (6) month period shall be made on the first regular payroll date (based on the Company’s current payroll practices in effect as of the Effective Date) that is subsequent to seven (7) months after the date of termination, and the remainder of such payments (if any) shall be made as set forth in this paragraph; and

D.            The third paragraph of the section of the Agreement entitled “Severance” shall be amended and restated to read in its entirety as follows:

pay the then current premium cost payable by the Company for you to receive any group health benefit you were receiving on the date of your termination for a period of two (2) years from the date of your termination; and

E.             The Agreement shall be amended to add the following new section immediately following the section entitled “Withholding”:

Compliance with Sections 409A of the Code

This Agreement is intended to comply and be construed in accordance with Section 409A of the Code and any rulings or regulations thereunder. In the event that (a) the Company determines that there is an ambiguity with respect to any provision of this Agreement that could cause such provision to be subject to Section 409A of the Code, such ambiguity shall be interpreted and resolved in the manner that the Company deems necessary to avoid the imposition of a tax pursuant to Section 409A and (b) the Company reasonably determines that any amendment to the Agreement is necessary or appropriate in order to avoid the imposition of a tax pursuant to Section 409A of the Code, the Company shall have the right to make such amendment, on a prospective or retroactive basis, in its sole discretion, provided that in any event the Company shall act in good faith to minimize the amount of any reduction in any benefits or compensation paid to or received by you (including either the delay or acceleration in the payment thereof) in order to prevent the imposition of Section 409A from applying to such provision. Assuming the Company concludes that a waiver by the executive of any right to receive a portion of the payments or benefits contemplated by the Agreement would not result in the application of the penalty tax under Section 409A to the Executive (or would permit payments to be made to the Executive more quickly without imposition of any such tax), if the Executive has advised the Company that it desires to waive such right, the Company shall in good faith work with the Executive to implement a waiver in form and substance acceptable to the parties.

F.             The definition of “Restricted Period” contained in Exhibit A to the Agreement shall be amended to replace the word “first” immediately preceding the word “anniversary” with the word “second.”

Section 2.               Effect of Amendment. Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue in full force and effect.

Section 3.               Miscellaneous. This Amendment shall be governed by the internal laws of the State of Maryland. This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument. This Amendment and the Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Agreement (as amended hereby), are superceded by this Amendment. Any provision of this Amendment which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Signature Page Follows

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties on the Effective Date.

COMPANY:

AETHER HOLDINGS INC.

/s/ David Oros
David Oros, Chairman and Chief Executive Officer

EXECUTIVE:

/s/ David Reymann
David Reymann